NEWS RELEASE

For Immediate Release

EMERITUS ANNOUNCES OPERATING RESULTS FOR
FOURTH QUARTER AND FULL YEAR 2011

SEATTLE, WA, March 6, 2012 - Emeritus Corporation (NYSE: ESC), a national provider of senior living services, today announced its fourth quarter and full year 2011 results.

Operating Summary for the Full Year 2011 Compared to the Full Year 2010

•	Total revenues increased $247.7 million, or 24.6%, to $1.255 billion
•	Adjusted EBITDAR increased $60.9 million, or 21.3%, to $346.4 million
•	CFFO, as adjusted, increased $10.4 million, or 19.4%, to $64.0 million
•	Same community average monthly revenue per occupied unit improved by 1.2% to $3,829
•	Same community average occupancy increased 10 basis points to 87.8%
•	Same community operating margin was 34.2% compared to 35.2%

Operating Summary for Fourth Quarter 2011 Compared to Fourth Quarter 2010

•	Total revenues increased $40.4 million, or 14.2%, to $324.1 million
•	Adjusted EBITDAR increased $7.7 million, or 9.5%, to $88.5 million
•	CFFO, as adjusted, was $15.1 million compared to $16.3 million in the prior year period
•	Same community average monthly revenue per occupied unit improved by 0.6% to $3,831
•	Same community average occupancy increased 30 basis points to 88.0%
•	Same community operating margin for Q4 2011 was 34.0% compared to 35.8%

Granger Cobb, President and Chief Executive Officer commented, “In 2011, we continued to increase our key cash flow metrics, despite persistent economic headwinds. We are well-positioned with our current cost structure and controls, as well as our nationwide footprint, to grow margin as we benefit from favorable supply/demand characteristics and a shift to increased utilization of post-acute services.”

2011 Annual Consolidated Results

Total operating revenues increased by $247.7 million, or 24.6%, to $1.255 billion for the year ended December 31, 2011, compared to $1.007 billion in 2010.  The total revenue increase consisted primarily of $225.7 million from the acquisition of communities (net of dispositions), $12.0 million, or an increase of 1.3%, from the Company’s portfolio of 262 communities operated during both periods, and $9.2 million from an increase in management fees primarily from the addition of the Sunwest Joint Venture communities in August 2010.

Total average monthly revenue per occupied unit for the consolidated portfolio increased to $4,065 in 2011 from $3,817 in 2010, a 6.5% improvement.  For the total consolidated portfolio, average occupancy in 2011 decreased 60 basis points to 86.3% compared to 86.9% in 2010.  The increase in rate and decrease in occupancy were due, in large part, to acquired communities with higher rates and lower levels of occupancy than the Company’s same community portfolio.

Community operating expenses increased $185.0 million to $847.1 million in 2011 compared to $662.1 million in 2010.  Approximately $157.6 million of the increase resulted from the acquisition of communities (net of dispositions), while $17.0 million, or an increase of 2.9%, was from the 262 same communities, and $10.4 million was from corporate expenses not allocated to communities, primarily related to changes in self-insurance reserves for claims attributable to prior years.

Community operating income (community revenues less community operating expenses) increased $53.5 million, or 16.1%, to $386.5 million in 2011 compared with $333.0 million in 2010.

General and administrative expenses increased $14.3 million to $88.8 million in 2011 compared to $74.5 million in 2010, with the increase resulting primarily from a labor and benefit expense increase of $11.2 million from additional staffing to support the increase in the Company’s operated portfolio during the latter part of 2010, as well as higher non-cash stock compensation expenses of $2.2 million.  As a percent of total operated community revenues, which includes revenues of managed communities, general and administrative expenses, excluding stock compensation expenses, decreased to 4.8% in 2011 compared to 5.5% in 2010.

For the year ended December 31, 2011, adjusted earnings before interest, taxes, depreciation and amortization, and rents (“Adjusted EBITDAR”) increased 21.3% to $346.4 million from $285.6 million for 2010, with the increase primarily driven by the $53.5 million improvement in community operating income.  For the same period, CFFO, as adjusted, increased $10.4 million, or 19.4%, to $64.0 million from $53.6 million for 2010.

2011 Fourth Quarter Consolidated Results

Total revenue in the fourth quarter of 2011 increased 14.2% to $324.1 million.  The $40.4 million revenue increase consisted primarily of $2.2 million in the Company’s same community portfolio of 262 communities operated during both periods and $38.7 million from the acquisition of communities (net of dispositions).

Total average monthly revenue per occupied unit for the consolidated portfolio increased 2.0% to $4,080 in the fourth quarter of 2011 from $3,999 in the fourth quarter of 2010.  This increase in rate was partially due to 27 consolidated communities added in November 2010 that had higher average rates.

In the fourth quarter of 2011, total average occupancy for the consolidated portfolio was 86.6% compared to 86.2% in the fourth quarter of 2010, a 40 basis point improvement.

Community operating expenses increased $34.0 million to $219.4 million in the fourth quarter of 2011.  Approximately $26.8 million of the increase resulted from the acquisition of communities (net of dispositions), $5.4 million from same community operating expenses, and the remaining increase primarily from changes in professional liability and workers’ compensation self-insurance reserves.

Community operating income increased $6.5 million, or 6.9%, to $99.6 million in the fourth quarter of 2011 compared to $93.2 million in the fourth quarter of 2010.

Excluding non-cash stock-based compensation expenses, general and administrative expenses as a percent of total operated community revenue, which includes revenues of managed communities, decreased to 5.0% in the fourth quarter of 2011 from 5.2% in the prior year quarter.  General and administrative expenses in the fourth quarter of 2011 were held essentially flat from the prior year quarter.

For the quarter ended December 31, 2011, Adjusted EBITDAR increased $7.7 million, or 9.5%, to $88.5 million, with the increase primarily driven by the $6.5 million increase in community operating income.

2011 Fourth Quarter Same Community Results

As of December 31, 2011, the consolidated Emeritus portfolio consisted of 328 communities, of which 262 communities are included in the Company’s definition of same communities.  Total same community revenue increased $2.2 million to $232.5 million in the fourth quarter of 2011, with $1.4 million coming from rate increases and the balance from occupancy improvements.  Average monthly revenue per occupied unit increased 0.6% to $3,831 in the fourth quarter of 2011 from $3,807 in the corresponding period in 2010.  Average occupancy increased 30 basis points to 88.0% in the fourth quarter of 2011 from 87.7% in the comparative period last year.

The Company’s same community operating expenses increased $5.4 million to $153.4 million in the fourth quarter of 2011.  Operating expenses reflected a $0.3 million, or 0.5%, increase in salary and wages as well as increases in health insurance, workers’ compensation insurance, professional liability insurance, and repairs and maintenance expenses, offset by reductions in certain other categories.  On a per resident day basis, same community salaries and wages decreased by 0.1%.

Same community operating income decreased $3.3 million to $79.1 million with a 34.0% operating margin in the fourth quarter of 2011.

Fourth Quarter 2011 Transactions and Refinancings

Dispositions

In December 2011, the Company sold five communities and paid off the related mortgage debt totaling $19.6 million.

Debt Refinancings

In October 2011, the Company entered into a loan agreement with KeyBank in the amount of $112.0 million to refinance the existing mortgage debt on 16 communities.  The loan agreement has a three-year term and interest accrues at a rate equal to the one-month LIBOR plus a margin, which ranges from 4.75% to 6.75%, depending upon the loan-to-value ratio of the communities each month.  The Company is required to make monthly principal payments of $500,000, decreasing to $250,000 per month beginning December 1, 2012.

In December 2011, the Company entered into a loan agreement with Fannie Mae in the amount of $53.3 million to refinance seven of the 16 communities mentioned in the financing above.  The Fannie Mae loan agreement has a ten-year term and interest accrues at a fixed rate of 4.93%.  Monthly principal and interest payments are based on a 30-year amortization period, with the balance due in full on January 1, 2022.

In December 2011, the Company entered into a loan agreement with the Department of Housing and Urban Development (HUD) in the amount of $17.9 million to refinance debt on three communities.  The HUD loan agreement has a 35-year term and interest accrues at a fixed rate of 3.70%.  The balance is due in full on January 1, 2047.

2012 Guidance Update

The Company provides guidance in certain key categories.  The guidance pertains to the Company’s existing portfolio and excludes future acquisitions.

The Company’s guidance for 2012 is as follows:
•	Consolidated revenue in the range of $1.3 billion to $1.325 billion.
•	Routine capital expenditures in the range of $24.0 million to $26.0 million.
•	General and administrative expenses as a percent of total operated revenue to be approximately 4.8%, excluding non-cash stock-based compensation expenses.
•	CFFO, as adjusted, in the range of $1.60 to $1.70 per share.

In addition to annual guidance, the Company expects CFFO, as adjusted, in the first quarter of 2012 to be in the range of $0.30 to $0.34 per share.

Webcast and Conference Call

The Company will host a webcast and conference call on Tuesday, March 6, 2012, at 5:00 P.M. Eastern Time to discuss its financial results for the fourth quarter and full year of 2011.

The conference call will be webcast live over the internet from the Company’s web site at www.emeritus.com under the “investors” section.  The conference call can also be accessed by dialing (877) 407-3982, or for international participants (201) 493-6780.  A replay of the conference call will be available after 8:00 P.M. Eastern Time on Tuesday, March 6, 2012, until midnight Eastern Time on Tuesday, March 13, 2012.  The dial in numbers for the replay are (877) 870-5176, or for international participants (858) 384-5517.  To access the telephonic replay, enter the conference ID 388395.

Non-GAAP Financial Measures

Adjusted EBITDA/EBITDAR and CFFO are financial measures of operating performance that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP).  The Company believes that these non-GAAP measures are useful in identifying trends in day-to-day performance because they exclude items that are of little or no significance to operations and provide indicators to management of progress in achieving optimal operating performance.  In addition, these measures are used by many research analysts and investors to evaluate the performance and the value of companies in the senior living industry.  The Company strongly urges you to review the reconciliation of net loss to Adjusted EBITDA/EBITDAR, and the reconciliation of net cash provided by operating activities to CFFO, provided below, along with the Company’s consolidated balance sheets, statements of operations, and cash flows.  The Company defines Adjusted EBITDA/EBITDAR and CFFO and provides other information about these non-GAAP measures in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, to be filed with the Securities and Exchange Commission (the “SEC”).

The table below shows the reconciliation of net loss to Adjusted EBITDA/EBITDAR for the three months and years ended December 31, 2011 and 2010 (in thousands):

	Three Months Ended		Years Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net loss	$(27,976)	$(15,393)	$(72,263)	$(57,842)
Depreciation and amortization	32,307	25,352	122,372	86,697
Interest income	(74)	(128)	(429)	(494)
Interest expense	41,418	33,599	157,262	114,952
Net equity losses for unconsolidated JVs	1,829	596	3,081	915
Provision for income taxes	362	(1,733)	1,019	(762)
Loss from discontinued operations	3,915	(384)	21,570	1,345
Amortization of above/below market rents	1,754	2,104	7,532	8,635
Loss on lease termination	-	2,419	-	2,419
Amortization of deferred gains	(274)	(293)	(1,125)	(1,197)
Stock-based compensation	1,224	1,457	8,106	5,934
Change in value of interest rate swaps	(1,045)	-	(3,081)	182
Deferred revenue	316	(84)	2,601	3,372
Deferred straight-line rent	1,663	3,404	8,792	14,635
Contract buyout costs	1,586	-	7,842	-
Impairment of long-lived assets	-	-	-	162
Loss (gain) on sale of assets	(73)	-	(73)	-
Gain on sale of investments	-	-	(1,569)	-
Acquisition gain	-	-	(42,110)	-
Acquisition, development and financing expenses	(895)	1,212	2,403	2,325
Self-insurance reserve adjustments	4,133	2,668	15,911	5,263
Adjusted EBITDA	$60,170	54,796	237,841	186,541
Operating lease expense, net	28,322	26,040	108,627	99,020
Adjusted EBITDAR	$88,492	$80,836	$346,468	$285,561

The following table shows the reconciliation of net cash provided by operating activities to CFFO and CFFO as adjusted for self-insurance reserves relating to prior years, for the three months and years ended December 31, 2011 and 2010 (in thousands):

	Three Months Ended		Years Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net cash provided by operating activities	$10,349	$23,202	$74,102	$83,701
Changes in operating assets and liabilities, net	6,420	(480)	(3,812)	(9,097)
Contract buyout costs	1,586	-	7,842	-
Repayment of capital lease and financing obligations	(3,793)	(3,234)	(14,249)	(12,098)
Recurring capital expenditures	(3,667)	(4,389)	(17,299)	(14,092)
Distributions from unconsolidated joint ventures, net (1)	55	594	1,519	1,975
Cash From Facility Operations	10,950	15,693	48,103	50,389
Self-insurance reserve adjustments	4,133	2,668	15,911	5,263
Unusual income tax benefits adjustment	-	(2,037)	-	(2,037)
Cash From Facility Operations, as adjusted	$15,083	$16,324	$64,014	$53,615

CFFO per share	$0.25	$0.38	$1.09	$1.26

CFFO per share, as adjusted	$0.34	$0.39	$1.44	$1.34

(1)  Excludes a $1.2 million cash distribution of proceeds received in the third quarter of 2011 from the refinancing of debt.

We define recurring capital expenditures as actual costs incurred to maintain our communities for their intended business purpose and exclude expenditures for acquisitions, development, expansions and general corporate purposes.

For a more detailed understanding of Emeritus, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, to be filed with the SEC, or visit the Company’s Internet site at www.emeritus.com to obtain copies.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of senior living services.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  These communities provide a residential housing alternative for senior citizens who need assistance with the activities of daily living, with an emphasis on personal care services, which provides support to the residents in the aging process.  Emeritus currently operates 478 communities in 44 states representing capacity for approximately 42,600 units and approximately 49,700 residents.  Our common stock is traded on the New York Stock Exchange under the symbol ESC, and our home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of refinancings; our ability to control community operation expenses without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and uncertainties related to professional liability and workers’ compensation claims.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011 to be filed with the SEC.  The Company undertakes no obligation to update the information provided herein.

Contact:
Investor Relations
(206) 298-2909

Media Contacts:
Liz Brady	Sari Martin
Liz.brady@icrinc.com	Sari.martin@icrinc.com
646-277-1226	203-682-8345

EMERITUS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(In thousands, except share data)

ASSETS

	December 31,	December 31,
Current Assets:	2011	2010
Cash and cash equivalents	$43,670	$110,124
Short-term investments	3,585	2,874
Trade accounts receivable, net of allowance of $2,294 and $1,497	26,195	23,055
Other receivables	16,117	7,215
Tax, insurance, and maintenance escrows	20,501	22,271
Prepaid insurance expense	36,020	28,852
Deferred tax asset	19,934	15,841
Other prepaid expenses and current assets	8,140	6,417
Total current assets	174,162	216,649
Investments in unconsolidated joint ventures	15,428	19,394
Property and equipment, net of accumulated depreciation of $407,952 and $304,495	2,355,425	2,163,556
Restricted deposits	16,427	14,165
Goodwill	118,725	75,820
Other intangible assets, net of accumulated amortization of $48,722 and $36,109	100,873	100,239
Other assets, net	29,288	23,969
Total assets	$2,810,328	$2,613,792

LIABILITIES, SHAREHOLDERS' EQUITY AND NONCONTROLLING INTEREST

Current Liabilities:
Current portion of long-term debt	$74,175	$73,197
Current portion of capital lease and financing obligations	17,004	14,262
Trade accounts payable	7,959	7,840
Accrued employee compensation and benefits	70,936	53,663
Accrued interest	9,061	7,969
Accrued real estate taxes	11,791	12,306
Accrued professional and general liability	24,525	10,810
Other accrued expenses	19,477	18,759
Deferred revenue	16,348	13,757
Unearned rental income	22,965	21,814
Total current liabilities	274,241	234,377
Long-term debt obligations, less current portion	1,528,710	1,305,757
Capital lease and financing obligations, less current portion	619,088	629,797
Deferred gain on sale of communities	4,789	5,914
Deferred straight-line rent	61,481	50,142
Other long-term liabilities	39,283	36,299
Total liabilities	2,527,592	2,262,286

Commitments and contingencies
Shareholders' Equity and Noncontrolling Interest:
Preferred stock, $.0001 par value. Authorized 20,000,000 shares, none issued	-	-
Common stock, $.0001 par value. Authorized 100,000,000 shares; issued and outstanding
44,989,861 and 44,193,818 shares	4	4
Additional paid-in capital	822,345	814,209
Accumulated other comprehensive income	-	1,472
Accumulated deficit	(543,249)	(471,340)
Total Emeritus Corporation shareholders' equity	279,100	344,345
Noncontrolling interest – related party	3,636	7,161
Total shareholders’ equity	282,736	351,506
Total liabilities, shareholders' equity and noncontrolling interest	$2,810,328	$2,613,792

EMERITUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues:
Community revenue	$318,986	$278,489	$1,233,665	$995,179
Management fees	5,159	5,277	21,105	11,886
Total operating revenues	324,145	283,766	1,254,770	1,007,065

Expenses:
Community operations (exclusive of depreciation and amortization
and community lease expense shown separately below)	219,355	185,323	847,167	662,140
General and administrative	22,162	21,786	88,767	74,480
Transaction costs	741	944	9,826	1,842
Depreciation and amortization	32,307	25,352	122,372	86,697
Community leases	31,739	31,548	124,951	122,290
Total operating expenses	306,304	264,953	1,193,083	947,449
Operating income from continuing operations	17,841	18,813	61,687	59,616

Other income (expense):
Interest income	74	128	429	494
Interest expense	(41,418)	(33,599)	(157,262)	(114,952)
Change in fair value of interest rate swaps	1,045	-	3,081	(182)
Net equity losses from unconsolidated joint ventures	(1,829)	(596)	(3,081)	(915)
Acquisition gain	-	-	42,110	-
Other, net	588	(2,256)	3,362	(1,320)
Net other expense	(41,540)	(36,323)	(111,361)	(116,875)

Loss from continuing operations before income taxes	(23,699)	(17,510)	(49,674)	(57,259)
Provision for income taxes	(362)	1,733	(1,019)	762
Loss from continuing operations	(24,061)	(15,777)	(50,693)	(56,497)
Loss from discontinued operations	(3,915)	384	(21,570)	(1,345)
Net loss	(27,976)	(15,393)	(72,263)	(57,842)
Net loss attributable to the noncontrolling interest	39	237	354	883
Net loss attributable to Emeritus Corporation common shareholders	$(27,937)	$(15,156)	$(71,909)	$(56,959)

Basic and diluted loss per common share attributable to
Emeritus Corporation common shareholders:
Continuing operations	$(0.54)	$(0.37)	$(1.14)	$(1.39)
Discontinued operations	(0.09)	0.01	(0.49)	(0.03)
	$(0.63)	$(0.36)	$(1.63)	$(1.42)

Weighted average common shares outstanding	44,437	41,816	44,312	39,974

EMERITUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)
	Years Ended December 31,
	2011	2010
Cash flows from operating activities:
Net loss	$(72,263)	$(57,842)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	122,372	86,697
Amortization of above/below market rents	7,532	8,635
Loss on lease termination	-	2,419
Amortization of deferred gains	(1,125)	(1,197)
Acquisition gain	(42,110)	-
Net loss on sale of assets	902	795
Impairment of long-lived assets	17,947	722
Loss on early extinguishment of debt	1,978	-
Gain on sale of investments	(1,569)	-
Amortization of loan fees	3,283	2,964
Allowance for doubtful receivables	8,090	5,418
Equity investment losses	3,081	915
Stock-based compensation	8,106	5,934
Change in fair value of interest rate swaps	(3,081)	182
Deferred straight-line rent	8,792	14,635
Deferred revenue	2,601	3,372
Other	5,754	955
Changes in other operating assets and liabilities	3,812	9,097
Net cash provided by operating activities	74,102	83,701

Cash flows from investing activities:
Acquisition of property and equipment	(33,340)	(23,593)
Community acquisitions, net of cash acquired	(180,228)	(33,015)
Deposits	525	-
Proceeds from the sale of assets	40,947	5,262
Lease and contract acquisition costs	(368)	(1,508)
Advances (to) from affiliates and other managed communities, net	(2,224)	(530)
Distributions from (contributions to) unconsolidated joint ventures, net	2,028	(18,218)
Net cash used in investing activities	(172,660)	(71,602)

Cash flows from financing activities:
Sale of stock, net	2,804	82,623
Contributions from (distributions to) from noncontrolling interest	(6,668)	1,227
Decrease (increase) in restricted deposits	(2,092)	437
Interest rate agreements on derivative instruments	(1,590)	-
Debt issuance and other financing costs	(10,063)	(2,776)
Proceeds from long-term borrowings and financings	297,991	28,000
Repayment of long-term borrowings and financings	(234,029)	(45,458)
Repayment of capital lease and financing obligations	(14,249)	(12,098)
Net cash provided by (used in) financing activities	32,104	51,955

Net decrease in cash and cash equivalents	(66,454)	64,054
Cash and cash equivalents at the beginning of the period	110,124	46,070
Cash and cash equivalents at the end of the period	$43,670	$110,124

EMERITUS CORPORATION
Lease, Interest and Depreciation Expense
For the Quarters Ended
(unaudited)
(In thousands)

		Projected
		Range
	Q4 2011	Q1 2012
Community leases expense - GAAP	$31,739	$31,500 - $31,600
Less:
Deferred straight-line rent	(1,663)	(1,200) - (1,250)
Above/below market rent	(1,754)	(1,800) - (1,850)
Plus:
Capital and financing lease interest	13,391	13,100 – 13,300
Capital lease principal	2,541	3,400 – 3,500
Community leases expense - CASH	$44,254	$45,000 - $45,300

Interest expense – GAAP	$41,418	$38,830 - $39,400
Less:
Capital and financing lease interest	(13,391)	(13,100) - 13,300)
Straight-line and equipment capital lease interest	(21)	(30) - (50)
Loan fee amortization	(1,003)	(900) - (950)
Interest expense - CASH	$27,003	$24,800 - $25,100

Depreciation – owned assets	$18,241	$18,600 – $18,700
Depreciation – capital and financing leases	11,326	11,300 – 11,400
Amortization – intangible assets	2,740	2,700 – 2,800
Total depreciation and amortization expense	$32,307	$32,600 - $32,900

EMERITUS CORPORATION
Consolidated Supplemental Financial Information For the Quarters Ended
(unaudited)
(Dollars in thousands, except non-financial and per-unit data)

Non-Financial Data	Q4 2010	Q1 2011	Q2 2011	Q3 2011	Q4 2011
Average consolidated communities	296.7	306.7	316.0	333.3	332.8
Average available units	26,926	28,134	28,843	30,173	30,096
Average occupied units	23,212	24,205	24,793	26,095	26,059
Average occupancy	86.2%	86.0%	86.0%	86.5%	86.6%
Average monthly revenue per occupied unit	$3,999	$4,059	$4,057	$4,065	$4,080
Calendar days	92	90	91	92	92

Community revenues:
Community revenues	$274,845	$290,489	$297,501	$313,711	$313,613
Move-in fees	4,856	4,960	5,135	5,456	5,751
Move-in incentives	(1,212)	(729)	(914)	(930)	(378)
Total community revenues	$278,489	$294,720	$301,722	$318,237	$318,986

Community operating expenses:
Salaries and wages - regular and overtime	$88,031	$91,549	$94,607	$100,223	$100,884
Average daily salary and wages	$957	$1,017	$1,040	$1,089	$1,097
Average daily wages per occupied unit	$41.22	$42.02	$41.93	$41.75	$42.08

Payroll taxes and employee benefits	$27,016	$33,425	$31,588	$33,366	$32,347
Percent of salaries and wages	30.7%	36.5%	33.4%	33.3%	32.1%

Prior year self-insurance reserve adjustments	$2,668	$32	$3,141	$8,605	$4,133

Utilities	$11,453	$13,492	$12,073	$15,351	$12,586
Average monthly cost per occupied unit	$164	$186	$162	$196	$161

Facility maintenance and repairs	$6,023	$7,420	$7,687	$8,498	$8,178
Average monthly cost per occupied unit	$86	$102	$103	$109	$105

All other community operating expenses	$50,132	$53,113	$56,262	$57,380	$61,227
Average monthly cost per occupied unit	$720	$731	$756	$733	$783

Total community operating expenses	$185,323	$199,031	$205,358	$223,423	$219,355

Community operating income	$93,166	$95,689	$96,364	$94,814	$99,631

Operating income margin	33.5%	32.5%	31.9%	29.8%	31.2%

EMERITUS CORPORATION
Selected Consolidated and Same Community Information For the Quarters Ended
(unaudited) (Community revenue and operating expense in thousands)
	Q4 2010	Q1 2011	Q2 2011	Q3 2011	Q4 2011
Consolidated:
Average consolidated communities	296.7	306.7	316.0	333.3	332.8
Community revenue	$278,489	$294,720	$301,722	$318,237	$318,986
Community operating expense	$185,323	$199,031	$205,358	$223,423	$219,355
Average occupancy	86.2%	86.0%	86.0%	86.5%	86.6%
Average monthly revenue per unit	$3,999	$4,059	$4,057	$4,065	$4,080
Operating income margin	33.5%	32.5%	31.9%	29.8%	31.2%

Same Community:
Average consolidated communities	262.0	262.0	262.0	262.0	262.0
Community revenue	$230,371	$231,510	$230,870	$233,266	$232,526
Community operating expense	$147,950	$152,953	$151,012	$152,954	$153,390
Average occupancy	87.7%	87.8%	87.5%	88.1%	88.0%
Average monthly revenue per unit	$3,807	$3,823	$3,825	$3,837	$3,831
Operating income margin	35.8%	33.9%	34.6%	34.4%	34.0%